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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K

                                Current Report
                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported):
                               December 1, 1998


                                   ATG INC.
            (Exact name of registrant as specified in its charter)


                                  CALIFORNIA
                (State or other jurisdiction of incorporation)



       0-23781                                           94-2657762
(Commission File Number)                     (IRS Employer Identification No.)


47375 FREMONT BOULEVARD, FREMONT, CA                       94538
(Address of principal executive offices)                 (Zip Code)


Registrant's telephone number, including area code:         (510) 490-3008
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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     On December 1, 1998, ATG Inc. (the "Company"), through its wholly-owned subsidiary, ATG Nuclear Services, L.L.C., and through a 90% owned subsidiary, ATG Catalytics, L.L.C., acquired certain assets and business lines from the trustee (the "Trustee" or "Seller") for debtors under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Massachusetts - Case Nos. 97-21385-CJK through 97-21389-CJK. The assets and business lines acquired were formerly owned by Molten Metal Technologies, Inc. or its affiliates.

     The assets purchased by ATG Nuclear Services, L.L.C. include substantially all of the assets, contracts, licenses and permits associated with the Seller's wet waste business based in Oak Ridge, Tennessee and a facility in Columbia, South Carolina. The business lines acquired include: 1) on-site and off-site treatment of radioactive liquids; 2) dewatering and volume reduction of spent ion exchange resins; 3) solidification and volume reduction of sludges; 4) rental of containers and shielded transportation equipment; and 5) the design and sale of treatment, dewatering and volume reduction equipment. The acquired assets include machinery and equipment, inventory, transportation equipment, shielded containers, customer contracts, subcontracts and teaming agreements, permits and licenses, intellectual property, furniture, computing equipment and office equipment, accounts receivable and the Columbia, SC facilities, along with rights to certain tradenames.

     The assets purchased by ATG Catalytics, L.L.C. include substantially all of the assets, contracts, licenses and permits associated with the Seller's catalytic extraction processing business conducted substantially at Oak Ridge, Tennessee. The acquired business comprises the treatment and ultimate disposal of radioactively contaminated resins used at nuclear power plants. The acquired assets include: 1) real estate, buildings, improvements and equipment located at the Seller's Bear Creek Road facility in Oak Ridge, TN (the "Bear Creek Facility"); 2) rights to an existing $1.6 million cash collateral account posted in connection with decontamination and decommissioning costs related to the Bear Creek Facility; 3) related permits and licenses; 4) office furniture and computer equipment; 5) accounts receivable; 6) rights to enforce certain non-compete agreements; 7) customer contracts, subcontracts and teaming agreements; and 8) intellectual property related to the business.

     The Company intends to operate the acquired businesses in the same locations as had been employed by the Seller. It is anticipated that these business lines will complement other waste processing services of the Company currently provided in Richland, Washington. More particularly, the new business lines expand the Company's business into the treatment of liquid wastes at nuclear power facilities and the treatment of high activity resins. In addition, certain acquired contracts and business relationships are expected to expand the Company's presence overseas.

     The purchase price included the payment of $10.5 million in cash at closing, a commitment to pay an additional $1.0 million in cash one year from the date of closing for
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the wet waste business, and future payments of 5% of EBITDA of the resin business acquired by ATG Catalytics, L.L.C., but not less than $800,000 annually, in each of the next five years. The purchase price was determined through a bidding process with the Trustee selecting the highest qualified bidder. The Company also had to meet the requirements of the Department of Radiological Health of the State of Tennessee and regulatory requirements of the State of South Carolina before the permits and licenses to operate could be issued.

     The Company purchased the assets and businesses through a combination of
cash, a term loan and line of credit borrowings.   The Company paid cash of $2.0
million and borrowed $4.0 million under an unsecured term loan from its bank. The loan must be repaid in three years and bears interest at the prime rate of interest, currently 7.75%. The balance of the purchase price was provided by borrowings under a revolving line of credit agreement with the same bank. Concurrent with the closing, the bank line of credit was increased from $8.0 million to $9.5 million. Borrowings under the line of credit bear interest at the prime rate of interest. The Company anticipates that these short-term borrowings will be refinanced with longer term equipment loans and/or leases with rates no less favorable than the current rates.

ITEM 7.        FINANCIAL STATEMENTS AND EXHIBITS

a)   and b).   The financial statements of businesses acquired and pro forma financial information required by this item will be filed by amendment to this Form 8-K on or before February 14, 1999.

c).       Exhibits
          2.1  Final bankruptcy court bid dated November 13, 1998.
          2.2 Form of letter agreement dated December 1, 1998 among the purchasers and the Trustee.


                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        ATG Inc.
                                        (Registrant)

Dated :      December 16, 1998           By:  /s/ Steven J. Guerrettaz
                                             -------------------------
                                             Steven J. Guerrettaz
                                             Vice President -- Chief  Financial
                                             Officer